Exhibit 23.2

August 9, 2007

NovaBay Pharmaceuticals, Inc.

5980 Horton Street, Suite 550

Emeryville, CA 94608

Re:	Written consent to reference Marshall & Stevens in Form S-1 filing of NovaBay Pharmaceuticals, Inc.

Dear NovaBay Pharmaceuticals, Inc.:

We hereby consent to the inclusion in the registration statement on Form S-1 of NovaBay Pharmaceuticals, Inc. (Registration No. 333-140714) for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the equity of NovaBay Pharmaceuticals, Inc. and to references to our firm’s name therein, included in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” under the heading Critical Accounting Policies and Estimates and in Note 8 to the financial statements under the heading Valuation of Stock-Based Awards to Employees and Directors.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ MARK W. SANTARSIERO

Mark W. Santarsiero

President & CEO